Exhibit 10.43

___________ 2009

Personal & Confidential

Officer Name

Dear ___________,

On behalf of Verint, I would like to express our appreciation for the on-going hard work and contribution you continue to make as an executive officer of Verint (the ‘Company’).

I am pleased to confirm your eligibility to receive a special bonus payment (the “Special Bonus”). The Special Bonus is in addition to your base salary and any other cash or other incentive program for which you may be eligible. The total amount of this Special Bonus is U.S.$               . It will be paid in two equal installments, with the first payment in April, 2010 and the second in April, 2011 (each, an applicable “Payment Date”) [in local currency at the time the payment is made].

In order to receive this bonus, you must be employed by the Company on the Payment Date. In the event your employment is terminated for any reason prior to the applicable Payment Date, you will forfeit the Special Bonus. However, you will receive any unpaid portion of the Special Bonus if your employment is terminated by the Company without Cause ([as defined and determined in accordance with the terms of your Employment Agreement][as defined on Annex I hereto]), with such payment to be made within 30 days following your termination.

As with all compensation information, we expect you to hold information about this additional bonus in the strictest confidence.

The target amount of the Special Bonus is the gross payment prior to any statutory or voluntary withholding. Please note that the Special Bonus is a one-time special benefit and will not become part of your compensation package and will not be considered in calculating any other benefits, except as required by law.

Should you have any questions, please do not hesitate to contact me. Please know that your continued support and dedication are recognized and valued.

Cordially,

Dan Bodner
Chief Executive Officer

Annex I1

“Cause” shall mean one or more of the following:

1.	conviction of, or plea of guilty or no contest to, a crime which is punishable by more than one year in prison;

2.	an indictment for a crime involving dishonesty or fraud;

3.
willful and intentional breach by the executive of his obligations to the Company or of the term of executive’s employment contract (from and after the time it is signed), in each case, which is materially harmful to the Company;

4.	willful misconduct, or any dishonest or fraudulent act or omission, which is materially harmful to the Company;

5.	a violation of any U.S. or local securities or financial reporting laws, rules or regulations, or any policy of the Company relating to the foregoing;

6.	violation of the Company’s policies on harassment, discrimination or substance abuse; or

7.	executive’s gross negligence, gross neglect of duties, or gross insubordination.

But, in the case of clauses 3, 4, or 7 of this definition, if such conduct is capable of being cured, such conduct will only be considered “Cause” if the Company has first notified executive in writing of such circumstance and executive has failed to cure, to the extent curable, it within 15 days of receiving such notice.

[1]	Include only for executive officers who do not have a formal employment agreement.